Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•Registration Statement (Form S-8 No. 333-174847) pertaining to the 2011 Stock Incentive Plan of DineEquity, Inc.,

•Registration Statement (Form S-8 No. 333-211429) pertaining to the 2016 Stock Incentive Plan of Dine Brands Global, Inc., and

•Registration Statements (Form S-8 Nos. 333-231473 and 333-270157) pertaining to the 2019 Stock Incentive Plan of Dine Brands Global, Inc.;

of our reports dated February 28, 2024, with respect to the consolidated financial statements of Dine Brands Global, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Dine Brands Global, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Los Angeles, California
February 28, 2024